EXHIBIT 99.1
NEW YEAR MESSAGE FROM HARRIET GREEN
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LOCATION: GLOBAL HOME > ASIA PAC MAIN >ANNOUNCEMENT
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GREAT BUSINESS RESULTS... MORE OPPORTUNITIES AHEAD


We reached a total sales figure of $1170m in 2004 which represents growth of 42.6% in addition our profitability grew 66%. I want to sincerely thank you all for the part you played in delivering this amazing result.


Looking forward I am excited by the great potential our region still has with over 87% market share still to go for. It represents a more than $100 billion TAM opportunity in 2005; we have the right team, strategy and products in place to capture more than our fair share of it.


FOCUS ON MARGINS


Although our profitability grew it was from a very low base and we still have a lot of work to do to make sure we have a business that can flourish in the long term. In securing new business in 2005 we need to ensure we have profitable growth not just growth. This means getting the right mix of customers and product positioning to achieve a healthy balance sheet. Our Asia Pac Strategy underpins the investment Arrow continues to make in our region and all of us so that we can deliver on all our key programs


CONTINUING LEADERSHIP IN ACTION


On the 6th of January during the web cast and your meetings I saw the tremendous power of shared leadership with everyone discussing and working on how we can achieve our goals this year. I am looking forward to seeing this continue in your local teams where you will have many more opportunities for face to face discussions. Regionally I am personally committed to creating the right environment to support shared leadership with LIFE and other activities which will start in Q2.


I know you are as proud to work for Arrow as I am; we have a new brand image and great strategies together we can be the Clear No 1 and reach the finish line of
1.6 billion dollars this year. I am counting on you to continue our winning performance in 2005.


Best wishes,



Harriet Green